EXHIBIT 99.1
News Release

Contacts:
Media – Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors – Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

AK STEEL REPORTS FINANCIAL RESULTS FOR THIRD QUARTER OF 2013

WEST CHESTER, OH, October 22, 2013 – AK Steel (NYSE: AKS) today reported its financial results for the third quarter of 2013.

3rd Quarter 2013 Performance Summary

•	Shipments of 1,242,400 tons

•	Sales of $1.3 billion with an average selling price of $1,071 per ton

•	Net after tax loss of $31.7 million, or $0.23 per diluted share, including a pre-tax loss of $0.09 per diluted share related to an unplanned blast furnace outage

•	Adjusted EBITDA of $53.5 million

•	Strong liquidity in excess of $800 million

AK Steel reported a net loss of $31.7 million, or $0.23 per diluted share of common stock, for the third quarter ended September 30, 2013, compared to a net loss of $60.9 million, or $0.55 per diluted share, for the third quarter of 2012 and a net loss of $40.4 million, or $0.30 per diluted share, for the second quarter of 2013. The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $53.5 million, or $43 per ton, for the third quarter of 2013 compared to adjusted EBITDA of $27.2 million, or $20 per ton, for the year-ago third quarter and adjusted EBITDA of $47.5 million, or $36 per ton, for the second quarter of 2013.
Net sales for the third quarter of 2013 were $1.33 billion on shipments of 1,242,400 tons, compared to net sales of $1.46 billion on shipments of 1,363,500 tons for the year-ago third quarter and net sales of $1.40 billion on shipments of 1,323,700 tons for the second quarter of 2013. The reduction in shipments for the third quarter of 2013 was primarily due to the effects of the previously disclosed unplanned outage at the company’s Middletown Works blast furnace and to a seasonal reduction in shipments to the automotive market. As a result of the unplanned outage, the company’s melt production during the quarter was reduced, resulting in a delay of shipments to some carbon spot market customers and an overall reduction in shipments during the quarter.
The company said its average selling price for the third quarter of 2013 was $1,071 per ton, a slight decrease from the third quarter of 2012 and an increase of 1% from the second quarter of 2013. The average selling price for the third quarter of 2013 improved over the prior quarter due to a more favorable mix of value-added products, the benefit of which was largely offset by lower raw material surcharges and the effect of delayed shipments to customers resulting from the unplanned outage. The company has continued to honor its commitments to customers for lower-priced orders placed prior to the unplanned outage of its Middletown Works blast furnace for carbon spot market shipments and, as a result of the limitations on its capacity for shipments caused by the outage, the company was unable to realize the full benefit of price increases in the carbon spot market that occurred during the third quarter. Further, the company continued to experience a decline in electrical steel spot market pricing during the quarter, particularly with regard to international sales as a result of weak global economic conditions.
The company recorded expenses of $4.2 million during the third quarter of 2013 for planned outages, compared to $28.5 million in the third quarter of 2012 and $21.6 million in the second quarter of 2013. The 2013 third quarter results also include expenses of approximately $11.8 million, or pre-tax $0.09 per diluted

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share, for costs related to the unplanned blast furnace outage at the company’s Middletown Works, as discussed below.
The 2013 third quarter results include a LIFO credit of $15.8 million, compared to a LIFO credit of $27.5 million in the third quarter of 2012 and a LIFO credit of $12.4 million for the second quarter of 2013.
“At AK Steel, we met our challenges head-on during the third quarter of 2013, and we continue to make solid progress on several fronts,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “By remaining focused on all of the items within our control, we have positioned the company for an improved fourth quarter.”
The company ended the third quarter of 2013 with total liquidity of $811.9 million, consisting of cash and cash equivalents and $760.4 million of availability under the company’s revolving credit facility. There were $185.0 million of outstanding borrowings under the company’s revolving credit facility as of September 30, 2013. Working capital was a use of $29.0 million of cash in the third quarter of 2013, primarily as the result of normal seasonal fluctuations and the unplanned Middletown Works blast furnace outage. The company anticipates that working capital will be a source of cash in the fourth quarter and for the full year.

Nine-Month Results
For the first nine months of 2013, the company reported a net loss of $82.0 million, or $0.60 per diluted share. For the corresponding nine months of 2012, the company reported a net loss of $796.9 million, or $7.21 per diluted share. The results for the first nine months of 2012 include a non-cash income tax charge of $768.7 million, or $6.96 per diluted share, as a result of a change in a deferred tax asset valuation allowance in the second quarter.
Sales for the first nine months of 2013 were $4.11 billion compared to $4.51 billion in the first nine months of 2012. Shipments for the first nine months of 2013 were 3,855,900 tons compared to 4,025,200 tons for the same period in 2012. The company recorded expenses of $26.8 million during the first nine months of 2013 for planned outages, compared to expenses of $30.1 million during the first nine months of 2012. In addition, the company incurred expenses of $18.0 million, or pre-tax $0.13 per diluted share, for the first nine months of 2013 for the unplanned blast furnace outage.
The company reported adjusted EBITDA of $167.8 million, or $44 per ton, for the first nine months of 2013, compared to $164.4 million, or $41 per ton, for the same period in 2012.

Middletown Works Unplanned Blast Furnace Outage
As previously disclosed, the company’s blast furnace at its Middletown Works experienced an unexpected mechanical failure in the charging apparatus internal to the furnace on June 22, 2013. The company completed repairs and restarted the blast furnace on July 12, 2013.
The company maintains property damage and business interruption insurance, and it currently expects that the retained portion of the losses, including margins on lost sales opportunities, will be between approximately $20.0 million and $23.0 million before taxes. The company’s results for the three and nine months ended September 30, 2013, include recognized pre-tax losses for the unplanned outage, after partial insurance recoveries, of $11.8 million, or $0.09 per diluted share, and $18.0 million, or $0.13 per diluted share, respectively.

Fourth Quarter 2013 Outlook
Consistent with its current practice, the company said that it will provide detailed guidance for its fourth quarter results in December. However, the company indicated that it expects an improved fourth quarter compared to its third quarter.
The balance of the insurance recoveries from the unplanned blast furnace outage, including recovery of lost margins, is expected to be recognized in the fourth quarter of 2013. The extent and timing of the impact on the fourth quarter financial results will depend on whether an agreement with the insurance underwriters on the insured portion of the loss is reached and, if so, when such an agreement is reached. Further, the timing and amount of any insurance recovery cannot be accurately predicted at this time and could occur after the fourth quarter, thus resulting in a mismatch of expenses and insurance recovery.
Under its method of accounting for pension and other postretirement benefit plans, the company recognizes into income, as a fourth quarter adjustment, any unrecognized actuarial gains and losses that exceed 10% of the

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larger of projected benefit obligations or plan assets (the “corridor”). These corridor charges are driven by assumptions and by events and circumstances beyond the company’s control, primarily changes in interest rates, performance of the financial markets, healthcare cost trends and mortality and retirement experience. It thus is impossible to reliably forecast or predict whether the company will incur corridor charges in any given year or, if it does, what the magnitude of those charges will be. Based upon currently available information and reasonable projections, however, the company does not anticipate a fourth quarter 2013 corridor charge related to its pension or other postretirement benefit plans. Although the company, at this time, does not believe there will be corridor charges, it is possible that a corridor charge could occur depending on year-end interest rates and pension plan asset values.

Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements, including the projected loss related to the unplanned blast furnace outage and the amount of its related insurance recoveries, involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Shipments (000 tons)	1,242.4	1,363.5	3,855.9	4,025.2
Selling price per ton	$1,071	$1,073	$1,065	$1,120

Net sales	$1,331.3	$1,463.5	$4,105.6	$4,510.6

Cost of products sold	1,222.4	1,385.0	3,783.9	4,186.4
Selling and administrative expenses	51.5	51.9	153.3	158.5
Depreciation	48.4	48.2	144.9	144.9
Pension and OPEB expense (income)	(16.9)	(9.6)	(49.3)	(28.0)
Total operating costs	1,305.4	1,475.5	4,032.8	4,461.8

Operating profit (loss)	25.9	(12.0)	72.8	48.8

Interest expense	32.1	22.4	95.1	60.4
Other income (expense)	(2.8)	5.7	1.5	1.9

Income (loss) before income taxes	(9.0)	(28.7)	(20.8)	(9.7)

Income tax provision	6.7	23.8	13.6	767.3

Net income (loss)	(15.7)	(52.5)	(34.4)	(777.0)
Less: Net income attributable to noncontrolling interests	16.0	8.4	47.6	19.9

Net income (loss) attributable to AK Steel Holding Corporation	$(31.7)	$(60.9)	$(82.0)	$(796.9)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(0.23)	$(0.55)	$(0.60)	$(7.21)

Weighted-average shares outstanding:
Basic	135.9	110.2	135.8	110.1
Diluted	135.9	110.2	135.8	110.1

Dividends declared and paid per share	$—	$—	$—	$0.10

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$65.7	$227.0
Accounts receivable, net	536.6	473.9
Inventory, net	684.6	609.2
Other current assets	115.6	132.6
Total current assets	1,402.5	1,442.7
Property, plant and equipment	5,974.0	5,943.9
Accumulated depreciation	(4,068.3)	(3,931.6)
Property, plant and equipment, net	1,905.7	2,012.3
Other non-current assets	458.2	448.1
TOTAL ASSETS	$3,766.4	$3,903.1

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings under credit facility	$185.0	$—
Accounts payable	563.9	538.3
Accrued liabilities	179.1	164.8
Current portion of long-term debt	0.7	0.7
Current portion of pension and other postretirement benefit obligations	78.9	108.6
Total current liabilities	1,007.6	812.4
Long-term debt	1,415.4	1,411.2
Pension and other postretirement benefit obligations	1,447.1	1,661.7
Other non-current liabilities	108.1	108.8
TOTAL LIABILITIES	3,978.2	3,994.1

Equity (deficit):
Common stock, authorized 200,000,000 shares of $.01 par value each; issued 149,651,303 and 149,094,571 shares in 2013 and 2012; outstanding 136,341,621 and 135,944,172 shares in 2013 and 2012	1.5	1.5
Additional paid-in capital	2,077.1	2,069.7
Treasury stock, common shares at cost, 13,309,682 and 13,150,399 shares in 2013 and 2012	(174.0)	(173.3)
Accumulated deficit	(2,486.3)	(2,404.3)
Accumulated other comprehensive income (loss)	(50.9)	1.1
Total stockholders’ equity (deficit)	(632.6)	(505.3)
Noncontrolling interests	420.8	414.3
TOTAL EQUITY (DEFICIT)	(211.8)	(91.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,766.4	$3,903.1
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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(34.4)	$(777.0)
Depreciation	134.4	134.7
Depreciation—SunCoke Middletown	10.5	10.2
Amortization	15.1	12.8
Deferred income taxes	11.0	753.4
Pension and OPEB expense (income)	(49.3)	(28.0)
Contributions to pension trust	(140.2)	(170.2)
Contributions to Butler and Zanesville retirees VEBAs	(30.8)	(31.7)
Other postretirement benefit payments	(47.2)	(48.3)
Changes in working capital	(91.7)	(217.1)
Changes in working capital—SunCoke Middletown	(1.0)	(29.8)
Other operating items, net	(0.1)	3.1
Net cash flows from operating activities	(223.7)	(387.9)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(45.3)	(31.8)
Capital investments—SunCoke Middletown	(2.8)	(17.5)
Investments in acquired businesses	(50.0)	(38.1)
Other investing items, net	15.1	4.6
Net cash flows from investing activities	(83.0)	(82.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facility	185.0	192.0
Proceeds from issuance of long-term debt	31.9	373.3
Redemption of long-term debt	(27.2)	(73.9)
Debt issuance costs	(3.1)	(8.6)
Purchase of treasury stock	(0.7)	(1.7)
Common stock dividends paid	—	(11.0)
SunCoke Middletown advances from (distributions to) noncontrolling interest owners	(41.1)	5.5
Other financing items, net	0.6	0.2
Net cash flows from financing activities	145.4	475.8

Net increase (decrease) in cash and cash equivalents	(161.3)	5.1
Cash and cash equivalents, beginning of period	227.0	42.0
Cash and cash equivalents, end of period	$65.7	$47.1
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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted net income (loss). The company has made these adjustments because management believes that doing so enhances the understanding of the company’s financial results.
EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made an adjustment to EBITDA in order to exclude the effect of noncontrolling interests. For purposes of this report, “adjusted EBITDA” is defined as net income (loss) attributable to AK Holding, plus income tax provision (benefit), net interest expense, depreciation and amortization. Adjusted EBITDA is presented because the company believes it is a useful indicator of its performance and ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies.
Management believes that reporting adjusted net income (loss), as a total and on a per share basis, which is defined as net income (loss) with the charge for deferred tax asset valuation allowance excluded, more clearly reflects the company’s current operating results and provides investors with a better understanding of the company’s overall financial performance.  In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items which otherwise would distort the comparison. Also, although the tax valuation charge reduces reported net income (loss), it is a non-cash charge.
Management views the reported results of adjusted EBITDA and adjusted net income (loss) as important operating performance measures and believes that the GAAP financial measure most directly comparable is net income (loss) (as a total and on a per share basis).  Adjusted EBITDA and adjusted net income (loss) are used by management as a supplemental financial measure to evaluate the performance of the business.  Management believes that these non-GAAP measures, when analyzed in conjunction with the company’s GAAP results and the accompanying reconciliations, provide additional insight into the financial trends of the company’s business versus the GAAP results alone.
Neither current nor potential investors in the company’s securities should rely on the adjusted EBITDA and adjusted net income (loss) results as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the reconciliations of adjusted EBITDA and adjusted net income (loss) to the comparable GAAP financial measure.

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The following schedules reflect the reconciliations of the non-GAAP quarterly financial measures discussed in this release:

Reconciliation of Adjusted EBITDA

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		Jun 30,
(dollars in millions)	2013	2012	2013	2012	2013
Net income (loss) attributable to AK Holding	$(31.7)	$(60.9)	$(82.0)	$(796.9)	$(40.4)
Net income attributable to noncontrolling interests	16.0	8.4	47.6	19.9	14.9
Income tax provision (benefit)	6.7	23.8	13.6	767.3	9.7
Interest expense	32.1	22.4	95.1	60.4	32.0
Interest income	(0.1)	(0.1)	(1.0)	(0.3)	(0.2)
Depreciation	48.4	48.2	144.9	144.9	47.9
Amortization	1.6	2.2	7.7	11.4	2.0
EBITDA	73.0	44.0	225.9	206.7	65.9
Less: EBITDA of noncontrolling interests (a)	19.5	16.8	58.1	42.3	18.4
Adjusted EBITDA	$53.5	$27.2	$167.8	$164.4	$47.5

(a)	The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		Jun 30,
(dollars in millions)	2013	2012	2013	2012	2013
Net income attributable to noncontrolling interests	$16.0	$8.4	$47.6	$19.9	$14.9
Income tax provision	—	5.1	—	12.2	—
Depreciation	3.5	3.3	10.5	10.2	3.5
EBITDA of noncontrolling interests	$19.5	$16.8	$58.1	$42.3	$18.4

Reconciliation of Adjusted Net Income (Loss)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		Jun 30,
(dollars in millions, except per share)	2013	2012	2013	2012	2013
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income (loss) attributable to AK Steel Holding Corporation	$(16.4)	$(27.8)	$(44.9)	$(28.2)	$(19.7)
Non-cash income tax charge from change in deferred tax asset valuation allowance	(15.3)	(33.1)	(37.1)	(768.7)	(20.7)
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(31.7)	$(60.9)	$(82.0)	$(796.9)	$(40.4)

Reconciliation to Basic and Diluted Earnings (Losses) per Share
Adjusted basic and diluted earnings (losses) per share	$(0.12)	$(0.25)	$(0.33)	$(0.25)	$(0.15)
Non-cash income tax charge from change in deferred tax asset valuation allowance	(0.11)	(0.30)	(0.27)	(6.96)	(0.15)
Basic and diluted earnings (losses) per share, as reported	$(0.23)	$(0.55)	$(0.60)	$(7.21)	$(0.30)

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Tons Shipped by Product
Stainless/electrical	207.0	218.2	626.5	660.6
Coated	596.6	572.5	1,812.8	1,753.6
Cold-rolled	261.5	285.5	801.0	848.6
Tubular	29.5	31.5	92.5	103.5
Subtotal value-added shipments	1,094.6	1,107.7	3,332.8	3,366.3
Hot-rolled	123.5	211.2	447.6	553.3
Secondary	24.3	44.6	75.5	105.6
Subtotal non value-added shipments	147.8	255.8	523.1	658.9
Total shipments	1,242.4	1,363.5	3,855.9	4,025.2

Shipments by Product (%)
Stainless/electrical	16.7%	16.0%	16.2%	16.4%
Coated	48.0%	42.0%	47.0%	43.6%
Cold-rolled	21.0%	20.9%	20.8%	21.1%
Tubular	2.4%	2.3%	2.4%	2.6%
Subtotal value-added shipments	88.1%	81.2%	86.4%	83.7%
Hot-rolled	9.9%	15.5%	11.6%	13.7%
Secondary	2.0%	3.3%	2.0%	2.6%
Subtotal non value-added shipments	11.9%	18.8%	13.6%	16.3%
Total shipments	100.0%	100.0%	100.0%	100.0%

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